Exhibit 99.1

Lulus Reports Second Quarter 2024 Results

Sequential Improvement of 180bps in Quarterly Net Revenue Comps from Q1 2024 to Q2 2024

Gross Margin Rate of 45.5%, up 80bps from Second Quarter 2023

Provides Third Quarter 2024 Financial Outlook

CHICO, Calif., August 14, 2024 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the second quarter ended June 30, 2024.

Crystal Landsem, CEO of Lulus, said:

"Our second quarter results were in line with the expectations laid out in our preliminary results, reflecting persisting headwinds that carried through the first half of the year from lower sales comps driven by lower markdown sales due to less markdown inventory, overall higher return rates resulting from a slower transition to our new return policy, and softer sales within our casual business. As our product assortment evolution progressed, quarterly net revenue comps improved sequentially by 180 basis points in the period. We saw continued double digit growth comps in our special occasion and bridesmaids business, reinforcing our position as a key destination for event apparel. Our new and novelty products continued to drive positive revenue comps and our reorder pipeline continues to further close the gap in sales compared to last year. In addition, gross margin improved in the second quarter, and inventory levels declined by 19% from Q2 2023, surpassing the year-over-year net revenue decline and reinforcing the agility of our data-driven buying model. We are confident that our ongoing strategic initiatives in brand awareness and customer engagement will drive growth and enhance our customer base, while cost reductions implemented in the third quarter of 2024 will support improved profitability.”

Second Quarter 2024 Highlights:

●	Net revenue of $92.0 million, a decrease of 13% compared to $106.1 million in the same period last year, driven by a 14% decrease in Total Orders Placed with higher return rates, partially offset by higher Average Order Value (“AOV”). Markdown sales were down approximately 32% compared to the same period last year, contributing to the overall net revenue decline and Gross Margin improvement.
●	Active Customers of 2.7 million, a decrease of 13% compared to 3.1 million in the same period last year.
●	AOV of $143, an increase of 6% compared to $135 in the same period last year.
●	Gross profit decreased 12% and Gross Margin increased 80 basis points to 45.5%, in each case compared to the same period last year.
●	Net loss of $10.8 million, compared to a net loss of $2.6 million in the same period last year. This includes a $5.4 million non-cash expense related to the establishment of a valuation allowance on our deferred tax assets.
●	Adjusted EBITDA* of ($0.2) million, compared to $4.2 million in the same period last year.
●	Net cash provided by operating activities of $3.7 million, compared to $4.6 million in the same period last year.
●	Free Cash Flow* of $3.0 million, compared to $4.0 million in the same period last year.
●	Total debt decreased by $6.0 million and $8.0 million during the thirteen and twenty-six weeks ended June 30, 2024, respectively.
●	Net Cash* increased by $2.3 million and $7.3 million during the thirteen and twenty-six weeks ended June 30, 2024, respectively.

	Thirteen Weeks Ended
	June 30, 2024	July 2, 2023	YoY Change

	(In thousands, except percentages)
Net revenue	$91,966	$106,122	(13)%
Gross profit	$41,883	$47,396	(12)%
Gross Margin*	45.5%	44.7%	80	bps
Net loss	$(10,796)	$(2,597)	316%
Adjusted EBITDA*	$(207)	$4,219	NM
Diluted loss per share	$(0.26)	$(0.07)	271%
Active Customers*	2,670	3,080	(13)%
Net cash provided by operating activities	$3,690	$4,646	(21)%
Free Cash Flow*	$3,026	$3,963	(24)%

NM – not meaningful

* Note: This is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Tiffany Smith, CFO of Lulus, said:

“Our revised outlook reflects our expectations that the challenging macro environment and related consumer pressures will persist through the remainder of the year. Given these ongoing headwinds and the prolonged macro uncertainty, we are withdrawing the previously issued full-year net revenue and Adjusted EBITDA outlook. We are committed to delivering against our strategic initiatives and cost reduction measures to best position us for future growth, and we are encouraged by improving sales trends in our business. Despite the potential impact of current economic headwinds on the timeline, confidence remains high in achieving our long-term sales and profitability targets.”

Updated Financial Outlook:

●	Third quarter 2024 net revenue is expected to be between approximately $75 million and $79 million, compared to $83.1 million in the same period last year, reflecting continued sequential improvement in our quarterly net revenue comps.
●	The full year 2024 capital expenditure plan has been reduced to approximately $3.5 million, a reduction of $1.5 million to $2.5 million relative to our previous estimate.
●	The cost reduction measures are expected to contribute to an approximate 10-15% reduction in operating expenses for the second half of 2024 compared to the first half, to better align with the anticipated slower sales recovery.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, and shipping costs and the intended impact of cost-reduction measures. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to macroeconomic factors, including continued inflation, higher interest rates, the presidential election, as well as other world events, wars, and domestic and international conflicts that affect overall consumer confidence and the predictability of consumer purchasing behavior, Lulus’ financial outlook is subject to change.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30,	July 2,	June 30,	July 2,
	2024	2023	2024	2023
Net revenue	$91,966	$106,122	$169,225	$197,098
Cost of revenue	50,083	58,726	94,696	111,741
Gross profit	41,883	47,396	74,529	85,357
Selling and marketing expenses	24,914	24,670	42,607	44,159
General and administrative expenses	21,436	24,396	42,547	48,744
Loss from operations	(4,467)	(1,670)	(10,625)	(7,546)
Interest expense	(270)	(426)	(653)	(949)
Other income, net	272	373	498	446
Loss before provision for income taxes	(4,465)	(1,723)	(10,780)	(8,049)
Income tax provision	(6,331)	(874)	(5,752)	(166)
Net loss and comprehensive loss	$(10,796)	$(2,597)	$(16,532)	$(8,215)

Basic loss per share	$(0.26)	$(0.07)	$(0.40)	$(0.21)
Diluted loss per share	$(0.26)	$(0.07)	$(0.40)	$(0.21)
Basic weighted-average shares outstanding	41,356,780	39,680,908	41,188,150	39,457,607
Diluted weighted-average shares outstanding	41,356,780	39,680,908	41,188,150	39,457,607

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,781	$2,506
Accounts receivable	3,786	3,542
Inventory, net	37,667	35,472
Assets for recovery	3,644	3,111
Income tax refund receivable	2,559	2,510
Prepaids and other current assets	5,752	5,379
Total current assets	55,189	52,520
Property and equipment, net	4,693	4,712
Goodwill	35,430	35,430
Tradename	18,509	18,509
Intangible assets, net	2,968	3,263
Lease right-of-use assets	26,863	29,516
Other noncurrent assets	1,602	5,495
Total assets	$145,254	$149,445
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$11,890	$8,900
Accrued expenses and other current liabilities	27,664	18,343
Returns reserve	11,623	7,854
Stored-value card liability	15,143	13,142
Revolving line of credit	—	8,000
Lease liabilities, current	5,662	5,648
Total current liabilities	71,982	61,887
Lease liabilities, noncurrent	22,460	25,427
Other noncurrent liabilities	2,101	1,179
Total liabilities	96,543	88,493

Stockholders' equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized; and 41,739,875 and 40,618,206 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	42	41
Additional paid-in capital	258,493	254,116
Accumulated deficit	(209,737)	(193,205)
Treasury stock, at cost, 47,850 shares and zero shares as of June 30, 2024, and December 31, 2023, respectively	(87)	—
Total stockholders' equity	48,711	60,952
Total liabilities and stockholders' equity	$145,254	$149,445

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twenty-Six Weeks Ended
	June 30,	July 2,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(16,532)	$(8,215)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,710	2,306
Noncash lease expense	1,956	1,753
Amortization of debt discount and debt issuance costs	78	78
Equity-based compensation expense	4,128	9,029
Deferred income taxes	3,802	(1,569)
Changes in operating assets and liabilities:
Accounts receivable	(244)	797
Inventories	(2,195)	(3,046)
Assets for recovery	(533)	(859)
Income taxes (receivable) payable	(50)	1,653
Prepaid and other current assets	(373)	(497)
Accounts payable	2,980	3,916
Accrued expenses and other current liabilities	15,221	4,756
Operating lease liabilities	(1,928)	(1,635)
Other noncurrent liabilities	1,617	(116)
Net cash provided by operating activities	10,637	8,351
Cash Flows from Investing Activities
Capitalized software development costs	(738)	(1,026)
Purchases of property and equipment	(885)	(726)
Net cash used in investing activities	(1,623)	(1,752)
Cash Flows from Financing Activities
Proceeds from borrowings on revolving line of credit	20,000	5,000
Repayments on revolving line of credit	(28,000)	(15,000)
Proceeds from issuance of common stock under employee stock purchase plan (ESPP)	167	269
Principal payments on finance lease obligations	(1,056)	(497)
Withholding tax payments related to vesting of RSUs and 2023 Bonus Plan	(763)	(637)
Repurchase of common stock	(87)	—
Other	—	(6)
Net cash used in financing activities	(9,739)	(10,871)
Net decrease in cash, cash equivalents and restricted cash	(725)	(4,272)
Cash and cash equivalents at beginning of period	2,506	10,219
Cash, cash equivalents and restricted cash at end of period	$1,781	$5,947

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Wednesday, August 14, 2024, to discuss its second quarter 2024 financial results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-300-8521 (in the U.S.) or 1-412-317-6026 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 10191541.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for all of life’s fashionable moments. Our aim is to make every woman feel beautiful, celebrated and as if she’s the most special version of herself for every occasion – from work desk to dream date or cozied up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our opportunities for growth in the coming quarters, the long-term growth trajectory of our business, the intended impact of cost-reduction measures and our financial outlook for the third fiscal quarter ending September 29, 2024 and full year 2024. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Part II, Item 1A. “Risk Factors” in Lulus’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, and our other filings with the Securities and Exchange Commission which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Cash (Debt) and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Definitions of our non-GAAP financial measures and other operating metrics are presented below. A reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to equity-based compensation expense and income tax, all of which are adjustments to Adjusted EBITDA. We also use certain key operating metrics, including Gross Margin, Active Customers, Average Order Value, and Total Orders Placed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net loss before interest expense, income taxes, depreciation and amortization, adjusted to exclude the effects of equity-based compensation and other non-routine expenses. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation and other non-routine expenses, excludes items that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on de-duplication logic using customer account and guest checkout name, address, and email information.

Average Order Value

We define Average Order Value (“AOV”) as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used for capitalized software development costs and purchases of property and equipment.  We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Cash (Debt)

Net Cash (Debt) is defined as total debt, which currently consists of the revolving line of credit, less cash and cash equivalents.  We consider Net Cash (Debt) to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. We consider Total Orders Placed as a key performance metric on the basis that it is directly related to our ability to attract and retain customers as well as drive purchase frequency. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023

	(In thousands, except Average Order Value and percentages)
Gross Margin	45.5%	44.7%	44.0%	43.3%
Net loss	$(10,796)	$(2,597)	$(16,532)	$(8,215)
Adjusted EBITDA	$(207)	$4,219	$(2,866)	$4,235
Adjusted EBITDA Margin	(0.2)%	4.0%	(1.7)%	2.1%
Average Order Value	$143	$135	$143	$132
Active Customers	2,670	3,080	2,670	3,080

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Cash (Debt) from total debt as of June 30, 2024, March 31, 2024 and December 31, 2023 is as follows:

	As of
	June 30, 2024	March 31, 2024	December 31, 2023

	(In thousands)
Total debt (1)	$—	$(6,000)	$(8,000)
Cash and cash equivalents	1,781	5,489	2,506
Net Cash (Debt)	$1,781	$(511)	$(5,494)
(1)	Consists of the revolving line of credit

A reconciliation to non-GAAP Adjusted EBITDA from net loss for the thirteen and twenty-six weeks ended June 30, 2024 and July 2, 2023 is as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023

	(In thousands, except percentages)
Net loss	$(10,796)	$(2,597)	$(16,532)	$(8,215)
Excluding:
Depreciation and amortization	1,371	1,185	2,710	2,306
Interest expense	270	426	653	949
Income tax provision	6,331	874	5,752	166
Equity-based compensation expense (1)	2,194	4,331	4,128	9,029
Other non-routine expense (2)	423	—	423	—
Adjusted EBITDA	$(207)	$4,219	$(2,866)	$4,235
Net loss margin	(11.7)%	(2.4)%	(9.8)%	(4.2)%
Adjusted EBITDA margin	(0.2)%	4.0%	(1.7)%	2.1%

(1)

The thirteen weeks ended June 30, 2024 and July 2, 2023 include equity-based compensation expense for restricted stock units (“RSUs”) granted during the period and prior periods, as well as performance stock units (“PSUs”) and equity-based awards granted in prior periods. The twenty-six weeks ended June 30, 2024 include equity-based compensation expense for RSUs and PSUs granted during the period and prior periods, as well as equity-based awards granted in prior periods.  The twenty-six weeks ended July 2, 2023 include equity-based compensation expense for PSUs granted during the period, RSUs granted during the period and prior periods, accelerated expense in the period associated with the voluntary forfeiture of stock options, and equity-based awards granted in prior periods.

(2)	The thirteen and twenty-six weeks ended June 30, 2024 include non-routine expenses related to a legal reserve accrual net of an anticipated and contingent insurance receivable.

A reconciliation to non-GAAP Free Cash Flow from net cash provided by operating activities for the thirteen and twenty-six weeks ended June 30, 2024 and July 2, 2023 is as follows:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net cash provided by operating activities	$3,690	$4,646	$10,637	$8,351
Capitalized software development costs	(341)	(475)	(738)	(1,026)
Purchases of property and equipment	(323)	(208)	(885)	(726)
Free Cash Flow	$3,026	$3,963	$9,014	$6,599

Contact

Abbygail Reyes

Vice President, Communications

investors@lulus.com